FREE WRITING PROSPECTUS Dated November 14, 2017	Filed Pursuant to Rule 433 Registration No. 333-204844 Registration No. 333-204844-08

*New ABS:Full Pxing* $528.64mm ($500.30mm Offered)

ALLYA 2017-5 (Prime Auto Loan)

JOINT-BOOKS: Citi(struct), Barclays, and Deutsche Bank

CO-MANAGERS: BMO, Lloyds, PNC, Scotia, US Bank

CL	TOTAL QTY/MMs	OFFERED QTY/MMs	WAL	M/S&P	LEGAL	BENCH	SPREAD	YLD%	CPN	PX
A1	142.00	134.00	0.24	P-1/A-1+	12/18	Yld%		1.400	1.40	100.00000
A2	170.00	161.00	0.98	Aaa/AAA	06/20	EDSF	+10bp	1.817	1.81	99.99987
A3	170.00	161.00	2.15	Aaa/AAA	03/22	IntS	+11bp	2.002	1.99	99.99224
A4	46.64	44.30	3.27	Aaa/AAA	10/22	IntS	+23bp	2.233	2.22	99.99157
B	11.76	< Retained >		Aa2/AA+	< NOT OFFERED >
C	9.80	< Retained >		A2/AA	< NOT OFFERED >
D	7.28	< Retained >		Baa1/A+	< NOT OFFERED >

~ Transaction Details ~

* Size: $528.64mm ($500.30mm Offered) No Grow

* Type: Fixed Rate

* Format: SEC-Registered

* Exp Ratings: S&P and Moody’s

* Ticker: ALLYA 2017-5

* Settle: 11/22/2017

* Pricing Speed: 1.30% ABS 10% Cleanup Call

* Bill & Deliver: Citi

* ERISA Eligible: YES

* Denominations: $1k x $1k

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.